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                                                                   Exhibit 10.19
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                              SEVERANCE AGREEMENT


  THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into as of the 30th day of June, 1997 by and between Sterling Software, Inc., a Delaware corporation ("Sterling Software"), and F. L. "Mike" Harvey, an individual ("Executive").

                                 RECITALS:

     WHEREAS, Sterling Software acquires, develops, markets and supports a broad range of products and services; and

     WHEREAS, Sterling Software desires to retain Executive as its Senior Vice President; and

     WHEREAS, Executive is willing to accept such responsibilities;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 AGREEMENTS:

     1.   Employment.  Executive agrees to render such managerial services as
          ----------
          are customarily required of a Senior Vice President, and Sterling Software agrees to utilize such services on the terms and conditions contained herein.

     2.   Term.  This Agreement shall commence on the date first set forth above
          ----
          and shall continue in effect for twenty-four (24) months after the "Notice Date" as defined in Section 3 hereof.

     3.   Termination of Employment.  The parties acknowledge that Executive is
          -------------------------
          employed "at will" and may be terminated by Sterling Software at any time with or without cause. The Executive shall be entitled to termination pay calculated in accordance with Section 4 hereof upon termination of Executive's employment by Sterling Software, with or without cause.

          The date on which a notice of termination is given to Executive by Sterling Software shall be deemed the "Notice Date" with the termination to be effective twenty-four (24) months following the Notice Date. On the Notice Date, Executive shall be deemed to have been assigned "no duties," shall vacate his or her office and shall resign as an officer of Sterling Software and its subsidiaries. Since Executive will be assigned "no duties" with Sterling Software, Executive
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          shall be free to pursue other employment or consulting opportunities during the 24-month period in which Executive receives termination pay.

     4.   Termination Pay.  For purposes of this Agreement, if Executive's
          ---------------
          employment is terminated (or deemed to be terminated) pursuant to
          Section 3, upon receipt from Executive (or Executive's estate or personal representative) of a fully executed release in form reasonably acceptable to counsel for Sterling Software, Sterling Software shall pay, or cause one of its subsidiaries to pay, to Executive as termination pay:

          (a) an amount equal to two hundred percent of Executive's aggregate monthly salary for the twelve (12) months immediately preceding the Notice Date (or, if Executive shall not have been employed for such twelve month period, an amount equal to two hundred percent of Executive's annual salary rate in effect immediately prior to the Notice Date); and

          (b)  an amount equivalent to the product of two times:

               (i) if Executive shall have completed at least twelve months employment with Sterling Software prior to the Notice Date, the amount of Executive's aggregate bonuses during the twelve months immediately prior to the Notice Date (the "Last Bonus"), after deducting from such product one hundred percent (100%) of the accrued but unpaid bonus amount Executive is entitled to receive on the Notice Date, pursuant to any bonus or incentive compensation plan of Sterling Software, for periods of service after the period for which Executive received or was entitled to receive the Last Bonus or

               (ii) if Executive shall not have completed at least twelve months employment with Sterling Software prior to the Notice Date, an amount equal to the greater of

                    (x)  the amount of the Last Bonus, if any or

                    (y) 100% of the aggregate of the budgeted annual bonus, incentive or other budgeted payments of cash compensation, in addition to the Executive's annual base salary, at plan for such Executive in effect immediately prior to the Notice Date, after deducting from such product under this clause (ii) one hundred percent (100%) of the accrued but unpaid bonus amount Executive is entitled to receive on the Notice Date, pursuant to any bonus or incentive plan of Sterling Software, for periods of service

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                    after the period for which Executive received or was
                    entitled to receive the Last Bonus, if any.

          In the event of Executive's death or disability following the Notice Date, Executive, Executive's estate or Executive's personal representative, as the case may be, shall continue to receive the termination payments provided for in this Section 4.

     5.   Disbursement of Termination Pay.  The aggregate amount of all
          -------------------------------
          termination payments that are payable to Executive as provided in
          Section 4 hereof shall be determined in good faith by Sterling Software within 15 days following the Notice Date, and such termination payments shall be distributed by Sterling Software to Executive in forty-eight (48) equal twice-monthly installments beginning thirty (30) days following the Notice Date and continuing twice-monthly thereafter.

     6.   Continuation of Medical and Health Benefits.  For a period of twenty-
          -------------------------------------------
          four (24) months following the Notice Date, Sterling Software shall arrange to provide Executive, at no additional charge to Executive, with life, medical, dental, health, accident and disability insurance benefits substantially similar to those that Executive is receiving or is entitled to receive immediately prior to the Notice Date, which benefits shall in no event be less than those benefits in effect immediately prior to the Notice Date.

     7.   Continued Participation in Employee Plans.  For a period of twenty-
          -----------------------------------------
          four (24) months following the Notice Date, Executive shall continue to participate in Sterling Software's Employee Stock Ownership Plan and/or 401(k) Plan and any other such plans as may be adopted in the future for the benefit and retention of Sterling Software's executive officers. In no event will Sterling Software be required to make any new grants of options to such Executive under Sterling Software's Stock Option Plans after the Notice Date.

     8.   Change-in-Control.  Sterling Software and the Executive are parties to
          -----------------
          a Change-in-Control Severance Agreement, dated as of June 30, 1997 (as such agreement may be amended from time to time, the "Change-in-Control Agreement"). Notwithstanding anything contained in this Agreement to the contrary, in the event the Notice Date occurs under circumstances in which the Executive would otherwise be entitled to receive payments and benefits under both this Agreement and the Change-in-Control Agreement, the Executive shall have the right to elect to receive payments and benefits under either this Agreement or the Change-in-Control Agreement, but not both. Within five business days following the Notice Date under circumstances in which this
          Section 8 would apply, Sterling Software shall provide the Executive, in writing, a reasonably detailed determination of the payments and other benefits under each of this Agreement and the Change-in-Control Agreement. The Executive shall make the election provided for in this
          Section 8 within thirty calendar days after Executive's receipt of the written

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          determination referred to in the preceding sentence; provided, however, that if such election is not so made within such 30-day period, the Executive shall be irrevocably deemed to have elected to receive payments and benefits under the Change-in-Control Agreement. Prior to the date on which Executive makes or is deemed to have made the election referred to above, he shall receive all benefits under Sections 4, 5, 6 and 7 of this Agreement as if the Executive had made the election to receive benefits and payments under this Agreement.

     9.   Miscellaneous.
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          (i)   Notices, demands, payments, reports and correspondence shall be addressed to the parties hereto at the address for such party set forth below or such other places as may from time to time be designated in writing to the other party. Notices hereunder shall be deemed to be given on the date such notices are actually received.

                If to Sterling Software, to:  300 Crescent Court, Suite 1200
                                              Dallas, Texas 75201
                                              Attention: President

                If to Executive, to:          F. L. "Mike" Harvey
                                              P.O. Box 241
                                              Lincoln, Mass.  01773

          (ii) This Agreement shall be binding upon Sterling Software and Executive and their respective successors, assigns, heirs and personal representatives.

          (iii) The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of the provisions of this Agreement.

          (iv) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and Sterling Software. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

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  Executed by the parties hereto as of the date first set forth above.


                                    EXECUTIVE



                                    -----------------------------------
                                    F. L. "Mike" Harvey


                                    STERLING SOFTWARE, INC.



                                    By:
                                       --------------------------------
                                       Sterling L. Williams
                                       President and
                                       Chief Executive Officer

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